Franklin Financial Network Announces Financial Results For The Fourth Quarter Of 2017

FRANKLIN, Tenn., Jan. 24, 2018 /PRNewswire/ -- Franklin Financial Network, Inc. (NYSE: FSB), the parent company (the "Company") of Franklin Synergy Bank (the "Bank"), today announced financial results for the fourth quarter and year ended December 31, 2017. For the fourth quarter, net income available for common shareholders was $2.4 million, or $0.17 per diluted share, compared with $7.2 million, or $0.58 per diluted share, for the fourth quarter of 2016. As previously reported, results for the fourth quarter of 2017 included a non-cash income tax charge of $5.3 million, or $0.38 per diluted share, related to a write-down of its deferred tax asset (the "DTA write-down"). This non-recurring charge was a result of the reduction in the federal income tax rate to 21% from 35% under the Tax Cut and Jobs Act (the "Act"), enacted December 22, 2017, and is subject to change pending further review. The Act will, in turn, benefit net income beginning in the first quarter of 2018. Weighted average diluted shares outstanding increased 10.4% for the fourth quarter of 2017 compared with the fourth quarter of 2016, primarily due to the Company's $72 million public offering of common stock in November 2016.

Highlights for the fourth quarter of 2017 include:

  Return on average assets was 0.26%, including the 58 basis-point impact of the DTA write-down, compared with 1.00% for the fourth quarter of 2016 and 1.03% for the third quarter of 2017.  Return on average tangible common equity was 3.22% for the fourth quarter of 2017, including the 7.17 percentage-point impact of the DTA write-down, compared with12.68% for the fourth quarter of 2016 and 12.26% for the third quarter of 2017.
  Total loans, including loans held for sale, increased 26.2%, or $471.3 million, to $2.27 billion at the quarter's end from $1.80 billion at December 31, 2016, and 6.6% from $2.13 billion at the end of the third quarter of 2017.
  Total deposits increased 32.4%, or $775.4 million to $3.17 billion from $2.39 billion at December 31, 2016, and 12.1% from $2.82 billion at the end of the third quarter of 2017.
  Credit quality remained strong, with nonperforming loans improving to 0.13% of total loans, excluding loans held for sale; the allowance for loan losses steady at 0.94% of total loans, excluding loans held for sale; and negligible net recoveries.
  Tangible book value per share increased 11.7% to $22.24 from $19.91 at December 31, 2016, and increased 0.2% from $22.20 at September 30, 2017.  See non-GAAP reconciliation on the last page of this release.
  The Company's application for the approval of the previously announced merger with Civic Bank & Trust was approved by the Federal Reserve Bank of Atlanta ("Fed") and the Tennessee Department of Financial Institutions ("TDFI").
  The Company's application to open a new branch office in Murfreesboro, Tennessee, was approved by the Fed and the TDFI, and the office opened in November as the Company's sixth location in Rutherford County.

"For the fourth quarter of 2017, we were pleased with the continuing strength of our credit quality and significant loan growth, which were consistent with our expectations on a comparable and sequential-quarter basis," commented Richard Herrington, the Company's Chairman and Chief Executive Officer. "However, our measures of profitability were negatively affected for the quarter, primarily by two factors. First, the non-cash DTA write-down had a substantial impact on our fourth-quarter earnings and return statistics, but these measures will benefit from lower effective income tax rates going forward. Second, net interest margin declined, reflecting three primary drivers that converged over the course of 2017 and particularly in the fourth quarter, including (1) the lower growth of low-cost deposit funding sources compared to loans; (2) a significant flattening of the yield curve, causing funding costs to increase more quickly than asset yields; and (3) our decision to shorten the duration of the investment portfolio in response to the yield curve changes and to positively affect balance sheet liquidity factors.

"As we move into our second decade as a bank during 2018 and 2019, we are committed to return to our long-established record of profitable growth by addressing the significant changes in market forces and by leveraging the significant investments we have made in people, systems, and technology infrastructure. Ongoing initiatives to increase lower-cost core deposits throughout our branch office network were given a boost when we opened a new highly visible flagship office during the fourth quarter in Murfreesboro in Rutherford County, one of the fastest growing counties in the country. In addition, the December 2017 regulatory approval to complete the acquisition of Civic Bank & Trust (expected to close in late first or early second quarter of 2018) provides us the ability to better serve our customers in Nashville with a local branch office in a premier location. We also believe we are now well positioned to pursue additional merger transactions, with a primary focus on banks with complementary balance sheets."

Herrington added, "We celebrated the Company's 10th anniversary in business in November 2017. During the past decade, we have produced a remarkable record of profitable growth, asset quality and increased shareholder value through outstanding execution of a proven business model by a highly experienced team of senior managers and local bankers. With this perspective, we are confident that we will successfully address our long-term funding costs and continue to deliver on our three long-term strategic goals of soundness, growth and profitability."

Strong Asset Quality

  Nonperforming loans improved to 0.13% of total loans, excluding loans held for sale, at December 31, 2017 compared with 0.35% and 0.14% at December 31, 2016, and September 30, 2017.
  The allowance for loan losses at December 31, 2017, was 0.94% of total loans, excluding loans held for sale, compared with 0.93% and 0.94% at December 31, 2016, and September 30, 2017.
  There were net charge-offs of 0.00% of average loans for the fourth quarter of 2017 compared with 0.04% for the fourth quarter of 2016 and net recoveries of 0.13% of average loans for the third quarter of 2017.

Attractive, Growing, Local Markets Support Expansion of Balance Sheet

  Total assets increased 30.6% to $3.84 billion at December 31, 2017, from $2.94 billion at December 31, 2016, and 7.8% from $3.57 billion at September 30, 2017.
  Total loans, including loans held for sale, increased 26.2%, or $471.3 million, to $2.27 billion at December 31, 2017, from $1.80 billion at December 31, 2016. Business loans increased 35.4%, or $125.5 million, compared with the fourth quarter of 2016, including growth of 62.1%, or $96.2 million, in healthcare loans.  In addition, loan growth included increases of $160.3 million in 1-4 family real estate loans, $181.1 million in commercial real estate loans and $5.3 million in construction loans.
  The mix of total loans, excluding loans held for sale, at the end of the fourth quarter of 2017 changed slightly in comparison with the mix at the end of the prior quarter, with total real estate lending at 77.5% and business loans at 22.3% of total loans, compared with prior-quarter total real estate lending at 77.8% and business loans at 22.0%.
  Deposits were $3.17 billion at December 31, 2017, an increase of 32.4% from $2.39 billion at December 31, 2016, and 12.1% from $2.82 billion at September 30, 2017. Non-interest bearing deposits increased 16.4% and 5.8% compared with the fourth quarter of 2016 and third quarter of 2017, and interest bearing deposits increased 34.2% and 12.8%, respectively.

Strong Growth in the Loan Portfolio Partially Offset by Increased Funding Costs

  Net interest income for the fourth quarter of 2017 increased 13.4% to $24.6 million from $21.7 million for the fourth quarter of 2016 and increased 1.2% from $24.3 million for the third quarter of 2017. The growth in net interest income on a comparable-quarter basis primarily resulted from 26.8% growth in average interest earning assets and a slight increase in average yield that produced a 28.5%, or $7.8 million increase in interest income. In addition, interest expense increased 86.5%, or $4.9 million, due to a 28.7% increase in average interest bearing liabilities from a changing mix of funding sources and a 44.2% increase in average rate paid.  The 1.2% increase in net interest income on a sequential-quarter basis reflected 5.3% growth in average interest earning assets and a slight decline in average yield that produced a 4.0% increase in interest income, as well as a 6.7% increase in interest bearing liabilities and a slight increase in average rate paid that produced an 11.2% increase in interest expense.
  The average yield on total interest earning assets was 4.11% for the fourth quarter of 2017, an increase of three basis points from 4.08% for the fourth quarter of 2016, driven by changes in the mix of loans and competitive pressures. Average yield decreased six basis points from 4.17% for the third quarter of 2017.
  The average rate on total interest bearing liabilities was 1.37% for the fourth quarter of 2017, up 42 basis points from 0.95% for the fourth quarter of 2016. On a sequential-quarter basis, the increase was six basis points.  These increases were driven primarily by the rise in interest rates and flattening yield curve, as well as changes in the mix of deposits.
  Net interest margin, adjusted for tax equivalent yield, was 2.92% for the fourth quarter of 2017, compared with 3.27% for the fourth quarter of 2016 and 3.05% for the third quarter of 2017.
  Noninterest income increased 27.8% for the fourth quarter of 2017 to $3.3 million from $2.6 million for the fourth quarter of 2016 and declined 8.5% from $3.6 million for the third quarter of 2017. The comparable-quarter increase was primarily driven by net gains on sales of loans and increased wealth management fees, partially offset by a decline in gain on sale of securities. The sequential-quarter decline primarily reflected a decrease in net gains on sale of loans, partially offset by an increase in gain on sale of securities and wealth management fees. The increase or decrease in net gains on sales of loans are primarily related to an increase or decrease in the value of held-for-sale mortgages due to market conditions.
  For the fourth quarter of 2017, noninterest expense increased 20.8% to $16.0 million from $13.2 million for the fourth quarter of 2016, primarily due to a 14.7% increase in salaries and employee benefits and a 22.6% increase in occupancy and equipment, both related to the Company's ongoing investment in people, systems and infrastructure to support growth. The Company's FDIC assessment expense increased 47.8% due to growth in total assets. Sequentially, noninterest expense increased 4.6% for the fourth quarter of 2017 compared with the third quarter. The Company's efficiency ratio was 57.36% for the fourth quarter of 2017, compared with 54.55% for the fourth quarter of 2016 and 54.77% for the third quarter of 2017.
  The Company's effective income tax rate was 77.3% for the fourth quarter of 2017, 50.3 percentage points of which were related to the DTA write-off, compared with 27.3% for the fourth quarter of 2016 and 26.1% for the third quarter of 2017.  Due to the recently passed tax reform, the Company expects its effective income tax rate for 2018 to improve substantially.

Webcast and Conference Call Information

The Company will host a webcast and conference call at 8:00 a.m. (CT) on Thursday, January 25, 2018, to discuss operating and financial results for the fourth quarter of 2017. To access the call for audio only, please call 1-844-378-6480. For the presentation materials and streaming audio, please access the webcast on the Investor Relations page of Franklin Synergy Bank's website at www.FranklinSynergyBank.com. For those unable to participate in the webcast, it will be archived for one year, with audio available for 90 days.

Safe Harbor for Forward-Looking Statements

This media release contains forward-looking statements. Such statements include, but are not limited to, expected operating results, including market share and shareholder value, strategy for growth and profitability, projected sales, gross margin and net income figures, the availability of capital resources, and plans concerning products and market acceptance. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "strategies" and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Risks and uncertainties that could cause the corporation's actual results to materially differ from those described in forward-looking statements include those discussed in Item 1A of the corporation's Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission on March 16, 2017. Future events and actual results, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein. Future operating results of the corporation are impossible to predict, and no representation or warranty of any kind can be made respecting the present or future accuracy of such forward-looking statements or the ability of the corporation to meet its obligations, and no such representation or warranty is to be inferred.

About the Company

Franklin Financial Network, Inc. is a financial holding company headquartered in Franklin, Tennessee. The Company's wholly-owned bank subsidiary, Franklin Synergy Bank, a Tennessee-chartered commercial bank founded in November 2007 and a member of the Federal Reserve System, provides a full range of banking and related financial services with a focus on service to small businesses, corporate entities, local governments and individuals. With consolidated total assets of $3.84 billion at December 31, 2017, the Bank currently operates through 13 branches and one loan production office in the growing Williamson, Rutherford and Davidson Counties, all within the Nashville metropolitan statistical area. Additional information about the Company, which is included in the NYSE Financial-100 Index, and the FTSE Russell 2000 Index, is available at www.FranklinSynergyBank.com.

Investor Relations Contact:
Sarah Meyerrose
EVP, Chief Financial Officer
(615) 236-8344
sarah.meyerrose@franklinsynergy.com

FRANKLIN FINANCIAL NETWORK
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)

	December 31, 2017	December 31, 2016
ASSETS	(Unaudited)
Cash and due from financial institutions	$ 251,543	$ 90,927
Certificates of deposit at other financial institutions	2,855	1,055
Securities available for sale	999,881	754,755
Securities held to maturity (fair value 2017—$217,608 and 2016—$227,892)	214,856	228,894
Loans held for sale, at fair value	12,024	23,699
Loans	2,256,608	1,773,592
Allowance for loan losses	(21,247)	(16,553)

Net loans	2,235,361	1,757,039

Restricted equity securities, at cost	18,492	11,843
Premises and equipment, net	11,281	9,551
Accrued interest receivable	11,947	9,931
Bank owned life insurance	49,085	23,267
Deferred tax asset	10,837	15,013
Foreclosed assets	1,503	—
Servicing rights, net	3,620	3,621
Goodwill	9,124	9,124
Core deposit intangible, net	1,007	1,480
Other assets	10,940	2,990

Total assets	$ 3,844,356	$ 2,943,189

LIABILITIES AND EQUITY
Deposits
Non-interest bearing	$ 272,172	$ 233,781
Interest bearing	2,895,056	2,158,037

Total deposits	3,167,228	2,391,818
Federal Home Loan Bank advances	272,000	132,000
Federal funds purchased and repurchase agreements	31,004	83,301
Subordinated notes, net	58,515	58,337
Accrued interest payable	2,769	1,924
Other liabilities	8,187	5,448

Total liabilities	3,539,703	2,672,828
Equity
Preferred stock, no par value: 1,000,000 shares authorized; no shares outstanding at December 31, 2017 and December 31, 2016	—	—
Common stock, no par value: 30,000,000 shares authorized; 13,237,128 and 13,036,954 issued at December 31, 2017 and December 31, 2016, respectively	222,665	218,354
Retained earnings	87,469	59,386
Accumulated other comprehensive loss	(5,584)	(7,482)

Total shareholders' equity	304,550	270,258
Noncontrolling interest in consolidated subsidiary	103	103

Total equity	$ 304,653	$ 270,361

Total liabilities and equity	$ 3,844,356	$ 2,943,189

FRANKLIN FINANCIAL NETWORK, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Interest income and dividends
Loans, including fees	$ 27,275	$ 21,372	$ 100,470	$ 78,236
Securities:
Taxable	4,951	3,904	21,309	15,306
Tax-Exempt	2,144	1,833	8,593	5,609
Dividends on restricted equity securities	265	146	928	500
Federal funds sold and other	486	81	1,153	256

Total interest income	35,121	27,336	132,453	99,907

Interest expense
Deposits	8,346	4,116	27,464	14,234
Federal funds purchased and repurchase agreements	98	66	407	303
Federal Home Loan Bank advances	987	373	3,215	884
Subordinated notes and other borrowings	1,082	1,082	4,321	2,902

Total interest expense	10,513	5,637	35,407	18,323

Net interest income	24,608	21,699	97,046	81,584
Provision for loan losses	1,295	1,145	4,313	5,240

Net interest income after provision for loan losses	23,313	20,554	92,733	76,344

Noninterest income
Service charges on deposit accounts	40	46	154	185
Other service charges and fees	744	796	3,041	3,041
Net gains on sale of loans	861	324	6,779	7,183
Wealth management	693	551	2,577	1,894
Loan servicing fees, net	106	24	336	22
Gain on sale of securities	426	637	896	2,172
Net gain on sale and write-down of foreclosed assets	3	4	(7)	40
Other	391	171	945	603

Total noninterest income	3,264	2,553	14,721	15,140

Noninterest expense
Salaries and employee benefits	9,096	7,930	35,268	30,029
Occupancy and equipment	2,530	2,064	9,219	7,627
FDIC assessment expense	1,005	680	3,680	2,068
Marketing	221	151	965	762
Professional fees	837	540	3,395	3,546
Amortization of core deposit intangible	110	133	473	564
Other	2,188	1,731	7,824	7,085

Total noninterest expense	15,987	13,229	60,824	51,681

Income before income tax expense	10,590	9,878	46,630	39,803
Income tax expense	8,188	2,699	18,531	11,746

Net income	2,402	7,179	28,099	28,057
Earnings attributable to noncontrolling interest	(8)	—	(16)	—
Dividends paid on Series A preferred stock	—	—	—	(23)

Net income available to common shareholders	$ 2,394	$ 7,179	$ 28,083	$ 28,034

Earnings per share:
Basic	$ 0.18	$ 0.61	$ 2.14	$ 2.56
Diluted	0.17	0.58	2.04	2.42

FRANKLIN FINANCIAL NETWORK, INC.
AVERAGE BALANCES(7) — ANALYSIS OF YIELDS & RATES (UNAUDITED)
(Amounts in thousands, except percentages)

	Three Months Ended December 31,
	2017			2016
	Average Balance	Interest Inc / Exp	Average Yield / Rate	Average Balance	Interest Inc / Exp	Average Yield / Rate
ASSETS:
Loans(1)(6)	$ 2,198,919	$ 27,294	4.92%	$ 1,732,872	$ 21,397	4.91%
Securities available for sale(6)	942,916	6,224	2.62%	742,614	4,676	2.50%
Securities held to maturity(6)	216,429	2,255	4.13%	232,350	2,244	3.84%
Restricted equity securities	18,481	265	5.69%	11,835	146	4.91%
Certificates of deposit at other financial institutions	2,381	9	1.50%	1,055	4	1.51%
Federal funds sold and other(2)	150,627	477	1.26%	62,747	77	0.49%

TOTAL INTEREST EARNING ASSETS	$ 3,529,753	$ 36,524	4.11%	$ 2,783,473	$ 28,544	4.08%
Allowance for loan losses	(20,351)			(16,137)
All other assets	123,906			89,146

TOTAL ASSETS	$ 3,633,308			$ 2,856,482
LIABILITIES & EQUITY
Deposits:
Interest checking	$ 603,930	$ 1,417	0.93%	$ 452,224	$ 558	0.49%
Money market	681,950	2,130	1.24%	642,541	1,086	0.67%
Savings	53,121	42	0.31%	52,533	41	0.31%
Time deposits	1,323,637	4,757	1.43%	964,396	2,431	1.00%
Federal Home Loan Bank advances	290,913	987	1.35%	153,087	373	0.97%
Federal funds purchased and other(3)	35,689	98	1.09%	45,091	66	0.58%
Subordinated notes and other borrowings	58,488	1,082	7.34%	58,315	1,082	7.38%

TOTAL INTEREST BEARING LIABILITIES	$ 3,047,728	$ 10,513	1.37%	$ 2,368,187	$ 5,637	0.95%
Demand deposits	268,894			239,962
Other liabilities	11,839			12,336
Total equity	304,847			235,997

TOTAL LIABILITIES AND EQUITY	$ 3,633,308			$ 2,856,482
NET INTEREST SPREAD(4)			2.74%			3.13%
NET INTEREST INCOME		$ 26,011			$ 22,907
NET INTEREST MARGIN(5)			2.92%			3.27%

(1)

Loan balances include both loans held in the Bank's portfolio and mortgage loans held for sale and are net of deferred origination fees and costs. Non-accrual loans are included in total loan balances.

(2)	Includes federal funds sold and interest-bearing deposits at the Federal Reserve Bank and the Federal Home Loan Bank.
(3)	Includes repurchase agreements.
(4)	Represents the average rate earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.
(5)	Represents net interest income (annualized) divided by total average earning assets.
(6)	Interest income and rates include the effects of tax-equivalent adjustments to adjust tax-exempt interest income on tax-exempt loans and investment securities to a fully taxable basis.
(7)	Average balances are average daily balances.

FRANKLIN FINANCIAL NETWORK, INC.
AVERAGE BALANCES(7) — ANALYSIS OF YIELDS & RATES (UNAUDITED)
(Amounts in thousands, except percentages

	Twelve Months Ended December 31,
	2017			2016
	Average Balance	Interest Inc / Exp	Average Yield / Rate	Average Balance	Interest Inc / Exp	Average Yield / Rate
ASSETS:
Loans(1)(6)	$ 2,031,883	$ 100,568	4.95%	$ 1,554,482	$ 78,329	5.04%
Securities available for sale(6)	987,196	26,182	2.65%	666,745	16,593	2.49%
Securities held to maturity(6)	222,222	9,267	4.17%	203,884	7,943	3.90%
Restricted equity securities	16,498	928	5.62%	9,904	500	5.05%
Certificates of deposit at other financial institutions	2,229	33	1.48%	827	15	1.81%
Federal funds sold and other(2)	101,292	1,120	1.11%	60,519	241	0.40%

TOTAL INTEREST EARNING ASSETS	$ 3,361,320	$ 138,098	4.11%	$ 2,496,361	$ 103,621	4.15%
Allowance for loan losses	(18,729)			(13,923)
All other assets	103,063			74,830

TOTAL ASSETS	$ 3,445,654			$ 2,557,268
LIABILITIES & EQUITY
Deposits:
Interest checking	$ 624,612	$ 5,003	0.80%	$ 332,285	$ 1,411	0.42%
Money market	627,140	6,542	1.04%	617,036	3,853	0.62%
Savings	54,952	169	0.31%	49,525	162	0.33%
Time deposits	1,228,676	15,750	1.28%	944,086	8,808	0.93%
Federal Home Loan Bank advances	254,740	3,215	1.26%	94,937	884	0.93%
Federal funds purchased and other(3)	43,402	407	0.94%	48,841	303	0.62%
Subordinated notes and other borrowings	58,421	4,321	7.40%	39,276	2,902	7.39%

TOTAL INTEREST BEARING LIABILITIES	$ 2,891,943	$ 35,407	1.22%	$ 2,125,986	$ 18,323	0.86%
Demand deposits	252,276			210,780
Other liabilities	10,999			12,739
Total equity	290,436			207,763

TOTAL LIABILITIES AND EQUITY	$ 3,445,654			$ 2,557,268
NET INTEREST SPREAD(4)			2.89%			3.29%
NET INTEREST INCOME		$ 102,691			$ 85,298
NET INTEREST MARGIN(5)			3.06%			3.42%

(1)

Loan balances include both loans held in the Bank's portfolio and mortgage loans held for sale and are net of deferred origination fees and costs. Non-accrual loans are included in total loan balances.

(2)	Includes federal funds sold and interest-bearing deposits at the Federal Reserve Bank, the Federal Home Loan Bank and other financial institutions and interest in other financial instruments.
(3)	Includes repurchase agreements.
(4)	Represents the average rate earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.
(5)	Represents net interest income (annualized) divided by total average earning assets.
(6)	Interest income and rates include the effects of tax-equivalent adjustments to adjust tax-exempt interest income on tax-exempt loans and investment securities to a fully taxable basis.
(7)	Average balances are average daily balances.

FRANKLIN FINANCIAL NETWORK, INC.
SUMMARY QUARTERLY CONSOLIDATED FINANCIAL DATA (UNAUDITED)
(Amounts in thousands, except per share data and percentages)

	As of and for the three months ended
	Dec 31, 2017	Sept 30, 2017	Jun 30, 2017	Mar 31, 2017	Dec 31, 2016
Income Statement Data ($):
Interest income	35,121	33,780	33,011	30,541	27,336
Interest expense	10,513	9,454	8,542	6,898	5,637
Net interest income	24,608	24,326	24,469	23,643	21,699
Provision for loan losses	1,295	590	573	1,855	1,145
Noninterest income	3,264	3,569	3,880	4,008	2,553
Noninterest expense	15,987	15,278	15,283	14,276	13,229
Net income before taxes	10,590	12,027	12,493	11,520	9,878
Income tax expense	8,188	3,138	3,619	3,586	2,699
Net income	2,402	8,889	8,874	7,934	7,179
Earnings before interest and taxes	21,103	21,481	21,035	18,418	15,515
Net income available to common shareholders	2,394	8,889	8,866	7,934	7,179
Weighted average diluted common shares	13,767,949	13,773,539	13,701,762	13,657,357	12,473,725
Earnings per share, basic	0.18	0.67	0.68	0.61	0.61
Earnings per share, diluted	0.17	0.65	0.64	0.58	0.58
Profitability (%)
Return on average assets	0.26	1.03	1.03	0.99	1.00
Return on average equity	3.13	11.83	12.46	11.80	12.10
Return on average tangible common equity(4)	3.22	12.26	12.92	12.27	12.68
Efficiency ratio(4)	57.36	54.77	53.91	51.63	54.55
Net interest margin(1)	2.92	3.05	3.08	3.18	3.27
Balance Sheet Data ($):
Loans (including HFS)	2,268,632	2,127,753	2,023,679	1,962,397	1,797,291
Loan loss reserve	21,247	19,944	18,689	18,105	16,553
Cash	251,543	155,842	96,741	114,664	90,927
Securities	1,214,737	1,198,049	1,243,406	1,299,349	983,649
Goodwill	9,124	9,124	9,124	9,124	9,124
Intangible assets (Sum of core deposit intangible and SBA servicing rights)	1,057	1,170	1,232	1,353	1,509
Assets	3,844,356	3,565,278	3,443,593	3,454,788	2,943,189
Deposits	3,167,228	2,824,825	2,754,425	2,817,212	2,391,818
Liabilities	3,539,703	3,261,581	3,150,572	3,176,278	2,672,828
Total equity	304,653	303,697	293,021	278,510	270,361
Common equity	304,550	303,594	292,918	278,407	270,258
Tangible common equity(4)	294,369	293,300	282,562	267,930	259,625
Asset Quality (%)
Nonperforming loans/ total loans(2)	0.13	0.14	0.19	0.21	0.35
Nonperforming assets / (total loans(2) + foreclosed assets)	0.20	0.21	0.26	0.27	0.35
Loan loss reserve / total loans(2)	0.94	0.94	0.93	0.93	0.93
Net charge-offs (recoveries) / average loans	0.00	(0.13)	0.00	0.07	0.04
Capital (%)
Tangible common equity to tangible assets(4)	7.68	8.25	8.23	7.78	8.85
Leverage ratio(3)	8.22	8.58	8.21	8.36	9.28
Common Equity Tier 1 ratio(3)	11.32	11.57	11.54	11.32	11.75
Tier 1 risk-based capital ratio(3)	11.32	11.57	11.54	11.32	11.75
Total risk-based capital ratio(3)	14.35	14.67	14.69	14.51	15.09

(1)	Net interest margins shown in the table above include tax-equivalent adjustments to adjust interest income on tax-exempt loans and tax-exempt investment securities to a fully taxable basis.
(2)	Total loans in this ratio exclude loans held for sale.
(3)

Capital ratios come from the Company's regulatory filings with the Board of Governors of the Federal Reserve System, and for September 30, 2017 the ratios are estimates since the Company's quarterly regulatory reports have not yet been filed.

(4)	See Non-GAAP table in the pages that follow.

GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures

Some of the financial data included in our selected historical consolidated financial information are not measures of financial performance recognized by GAAP. Our management uses these non-GAAP financial measures in its analysis of our performance:

  "Common shareholders' equity" is defined as total shareholders' equity at end of period less the liquidation preference value of the preferred stock;
  "Tangible common shareholders' equity" is common shareholders' equity less goodwill and other intangible assets;
  "Total tangible assets" is defined as total assets less goodwill and other intangible assets;
  "Other intangible assets" is defined as the sum of core deposit intangible and SBA servicing rights;
  "Tangible book value per share" is defined as tangible common shareholders' equity divided by total common shares outstanding. This measure is important to investors interested in changes from period-to-period in book value per share exclusive of changes in intangible assets;
  "Tangible common shareholders' equity ratio" is defined as the ratio of tangible common shareholders' equity divided by total tangible assets. We believe that this measure is important to many investors in the marketplace who are interested in relative changes from period-to period in common equity and total assets, each exclusive of changes in intangible assets;
  "Return on Average Tangible Common Equity" is defined as annualized net income available to common shareholders divided by average tangible common shareholders' equity; and
  "Efficiency ratio" is defined as noninterest expenses divided by our operating revenue, which is equal to net interest income plus noninterest income.

We believe these non-GAAP financial measures provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP; however, we acknowledge that our non-GAAP financial measures have a number of limitations. As such, you should not view these disclosures as a substitute for results determined in accordance with GAAP, and they are not necessarily comparable to non-GAAP financial measures that other companies use. The following reconciliation table provides a more detailed analysis of these non-GAAP financial measures:

(Amounts in thousands, except share/per share data and percentages)	As of or for the Three Months Ended
	Dec 31, 2017	Sept 30, 2017	Jun 30, 2017	Mar 31, 2017	Dec 31, 2016
Total shareholders' equity	$ 304,550	$ 303,594	$ 292,918	$ 278,407	$ 270,258
Less: Preferred stock	—	—	—	—	—
Total common shareholders' equity	304,550	303,594	292,918	278,407	270,258
Common shares outstanding	13,237,128	13,209,055	13,181,501	13,064,110	13,036,954
Book value per share	$ 23.01	$ 22.98	$ 22.22	$ 21.31	$ 20.73

Total common shareholders' equity	304,550	303,594	292,918	278,407	270,258
Less: Goodwill and other intangible assets	10,181	10,294	10,356	10,477	10,633
Tangible common shareholders' equity	$ 294,369	$ 293,300	$ 282,562	$ 267,930	$ 259,625
Common shares outstanding	13,237,128	13,209,055	13,181,501	13,064,110	13,036,954
Tangible book value per share	$ 22.24	$ 22.20	$ 21.44	$ 20.51	$ 19.91

Average total common equity	304,847	298,088	285,659	$ 272,713	$ 235,984
Less: Average Preferred stock	—	—	—	—	—
Less: Average Goodwill and other intangible assets	10,247	10,321	10,427	10,565	10,719
Average tangible common shareholders' equity	$ 294,600	$ 287,767	$ 275,232	$ 262,148	$ 225,265

Net income available to common shareholders	2,394	8,889	8,866	$ 7,934	$ 7,179
Average tangible common equity	294,600	287,767	275,232	262,148	225,265
Return on average tangible common equity	3.22%	12.26%	12.92%	12.27%	12.68%

Efficiency Ratio:
Net interest income	$ 24,608	$ 24,326	$ 24,469	$ 23,643	$ 21,699
Noninterest income	3,264	3,569	3,880	4,008	2,553
Operating revenue	27,872	27,895	28,349	27,651	24,252
Expense
Total noninterest expense	15,987	15,278	15,283	14,276	13,229
Efficiency ratio	57.36%	54.77%	53.91%	51.63%	54.55%